Exhibit 4.2
WARRANT AGREEMENT
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND, IF THE COMPANY REASONABLY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.
Warrant Certificate No.:
Original Issue Date:
FOR VALUE RECEIVED, Ionic Digital Inc., a Delaware corporation (the “Company”), hereby certifies that U.S. Data Management Group, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) is entitled to purchase from the Company a number of duly authorized, validly issued, fully paid, and nonassessable shares of Common Stock equal to (a) 0.31881% of the Common Stock Deemed Outstanding less (b) the aggregate number of shares of Common Stock previously issued as adjusted from time to time as a result of any partial exercise of this Warrant in accordance with Section 3, at a purchase price per share equal to the Exercise Price (defined below), all subject to the terms, conditions, and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.
This Warrant has been issued in accordance with the terms of that certain Management Agreement, dated as of January 31, 2024 (the “Management Agreement”), between the Company, or a subsidiary thereof, and the Holder.
1.   Definitions.   As used in this Warrant, the following terms have the respective meanings set forth below:
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.
“Board” means the board of directors of the Company.
“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York
“Common Stock” means (i) the Class A common stock, par value $0.00001 per share, of the Company, (ii) any other class or series of common stock on parity with such Class A common stock with respect to dividends rights and/or distribution rights upon the liquidation, winding-up or dissolution (“Parity”), and (iii) any capital stock into which any such capital stock described in clauses (i) or (ii) above shall have been converted, exchanged, or reclassified following the date hereof, including any capital stock on Parity with respect thereto consistent with the adjustment provision provided in Section 4(a).
“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding as of 11:59 p.m. Eastern time on the Original Issue Date, plus (b) the number of shares of Common Stock reserved for issuance in accordance with the Plan for Claims (as defined in the Plan) that are Disputed (as defined in the Plan) plus (c) the number of shares of Common Stock reserved for issuance in accordance with any equity incentive plan approved by the Board of Directors of the Company on the Original Issue Date (in each case, as adjusted to take into account any stock split, reverse stock split or share consolidation, stock dividend or similar event effected by the Company with respect to the Common Stock).

“Company” has the meaning set forth in the preamble.
“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.
“Excluded Issuance” means any issuance or sale by the Company after the Original Issue Date of: (a) shares of Common Stock issued upon the exercise of this Warrant or any other Warrants issued to the Holder on the Original Issuance Date; (b) Common Stock issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company, or their retention as consultants by the Company, in each case authorized by the Board and issued pursuant to any Company equity incentive plan; (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Original Issue Date; (d) shares of Common Stock, Options, or Convertible Securities issued (i) to persons in connection with a joint venture, strategic alliance, or other commercial relationship with such person (including persons that are customers, suppliers, service providers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital, (ii) in connection with a transaction in which the Company, directly or indirectly, acquires another business or its tangible or intangible assets, or (iii) to lenders as equity kickers in connection with debt financings of the Company, in each case where such transactions have been approved by the Board; (e) shares of Common Stock in an offering for cash for the account of the Company that is underwritten on a firm commitment basis and is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended; or (f) shares of Common Stock, Options, or Convertible Securities issued to the lessor or vendor in any office lease or equipment lease or similar equipment financing transaction in which the Company obtains the use of such office space or equipment for its business.
“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Eastern time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement and the Aggregate Exercise Price.
“Exercise Agreement” has the meaning set forth in Section 3(a)(i).
“Exercise Period” has the meaning set forth in Section 2.
“Exercise Period Commencement Date” has the meaning set forth in Section 2.
“Exercise Price” means the Fair Market Value as of the day prior to the Exercise Period Commencement Date.
“Fair Market Value” means, as of any particular date: (a) the volume-weighted average price for the Common Stock on any national securities exchange for the ten (10) consecutive Business Days ending on (and including) the Business Day immediately preceding the date of measurement as reported by Bloomberg; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a national securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any national securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any national securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets, or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder.
“Holder” has the meaning set forth in the preamble.
“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.
“Original Issue Date” means
“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
“Plan” has the meaning set forth in the Management Agreement.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization, or government or department or agency thereof.
“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB, and OTC Pink.
“Transfer Agent” shall mean the then Transfer Agent for the Common Stock, which shall initially be Equiniti.
“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.
“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.
2.
Term of Warrant.

(a)   Subject to the terms and conditions hereof, at any time or from time to time on or after the first anniversary hereof (subject to adjustment as provided in Section 2(b) hereof, the “Exercise Period Commencement Date”) and prior to 5:00 p.m., Eastern time, on the fifth anniversary of the Exercise Period Commencement Date (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares then purchasable hereunder (subject to adjustment as provided herein ).
(b)   Notwithstanding the foregoing or anything to the contrary herein:
(i)   Termination of Management Agreement by Mutual Agreement, or by Company for Cause.    In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(i) (Termination by Mutual Agreement), or Sections 2(b)(iii)(A) — (E) therein, then, notwithstanding the foregoing or anything to the contrary herein, upon the business day following the termination of the Management Agreement, but solely to the extent that the termination of the Management Agreement occurs prior to the Exercise Period Commencement Date, (A) the Exercise Period with respect to the Warrants for which the Exercise Period Commencement Date has occurred shall continue during the Initial Term of the Management Agreement and the Term Extension (whether or not exercised) (as defined in the Management Agreement) of the Management Agreement as if no such termination had occurred (provided that, notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, in the event that the termination or expiration date of the Management Agreement is the same date as the Exercise Period Commencement Date with respect to a Warrant, such Warrant shall be deemed to be vested) and (B) the remaining Warrants for which the Exercise Period Commencement Date has not occurred (the “ Unvested Warrants”) shall with no further action on the part of the parties hereto terminate on the business day following the effective date of such termination of the Management Agreement and be of no further force and effect.

(ii)   Termination of Management Agreement by Manager for Cause, or Change of Control.   In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(ii) (Termination by Manager for Cause) or Section 2(b)(iii)(G) (Change of Control) therein, then, subject to the immediately following proviso, the Exercise Period Commencement Date of any Unvested Warrant shall immediately and with no further action on the part of the parties hereto be deemed to be the effective date of such termination; provided that if (A) such termination occurs on or before the fourth anniversary of the Management Agreement, and (B) the EH/S Target (as defined in the Management Agreement) has not been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), then any Unvested Warrant with an Exercise Period Commencement Date after such fourth anniversary of the Management Agreement shall with no further action on the part of the parties hereto terminate on the business day following the effective date of such termination of the Management Agreement and be of no further force and effect.
(iii)   Termination of Management Agreement for Exahash Capacity.   In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(iii)(F) (Exahash Capacity) therein, then the Unvested Warrants shall with no further action on the part of the parties hereto terminate on the business day following the effective date of such termination of the Management Agreement and be of no further force and effect (provided that, notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, in the event that such effective date of such termination of the Management Agreement is the same date as the Exercise Period Commencement Date with respect to a Warrant, such Warrant shall be deemed to be vested).
(iv)   Termination of Management Agreement Due to Form 10 Effectiveness.   In the event that the Management Agreement is validly terminated pursuant to Section 2(iii)(H) (Form 10 Effectiveness) therein, the Exercise Period Commencement Date of 20% of each Unvested Warrant shall, immediately and with no further action on the part of the parties hereto be deemed to be the effective date of such termination and the remaining 80% of each Unvested Warrant shall with no further action on the part of the parties hereto terminate on the business day following the effective date of such termination of the Management Agreement and be of no further force and effect.
(v)   Non-Extension of Management Agreement.   In the event that the initial term of the Management Agreement is not extended in accordance with the terms thereof for the Term Extension (as defined in the Management Agreement), then (A) if the EH/S Target (as defined in the Management Agreement) has been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), the Exercise Period Commencement Date and Exercise Period with respect to the Unvested Warrants shall continue during the Initial Term of the Management Agreement and the Term Extension (whether or not exercised) (as defined in the Management Agreement) as if no such termination had occurred, and (B) if the EH/S Target (as defined in the Management Agreement) has not been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), the Unvested Warrants shall with no further action on the part of the parties hereto terminate on the business day following the effective date of such expiration of the Management Agreement and be of no further force and effect (provided that, notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, in the event that the expiration date of the Management Agreement is the same date as the Exercise Period Commencement Date with respect to a Warrant, such Warrant shall be deemed to be vested).
3.   Exercise of Warrant.
(a)   Exercise Procedure.   This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:
(i)   an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii)   payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)   Payment of the Aggregate Exercise Price.   Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, by the following methods:
(i)   by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)   by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula:
X = Y(A – B) ÷ A
Where:
X = the number of Warrant Shares to be issued to the Holder.
Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a).
A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date.
B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.
(iii)   by surrendering to the Company (x) Warrant Shares previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the Fair Market Value thereof); or
(iv)   any combination of the foregoing.
In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to Sections 3(b)(ii), 3(b)(iii), or 3(b)(iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Stock, the Fair Market Value per Warrant Share as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with Section 3(b)(iii) above.
(c)   Delivery of Warrant Shares.   Upon receipt by the Company of the Exercise Agreement, surrender of this Warrant, and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within two (2) Business Days thereafter, either (i) in the event that there is a registration statement covering the issuance or resale of the Warrant Shares available for the issuance or resale, as applicable, of such Warrant Shares, cause the Transfer Agent to issue in book-entry form to be so held through the facilities of the Depository Trust Company (“DTC”) in an amount equal to the Warrant Shares issuable upon exercise together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof, or, (ii) in all other cases, cause the Transfer Agent to issue in book-entry form on the Warrant Register maintained by the Transfer Agent for such purpose, the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The Warrant Shares so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder (or such Holder’s broker or DTC, as applicable) or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.
(d)   Fractional Shares.   The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.
(e)   Valid Issuance of Warrant and Warrant Shares; Payment of Taxes.   With respect to the exercise of this warrant, the Company hereby represents, covenants, and agrees:
(i)   This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
(ii)   All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid, and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens, and charges.
(iii)   The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any national securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(iv)   At all times that this Warrant is outstanding and the Company is a publicly traded entity with common equity quoted on or listed for trading on a national securities exchange and registered under the Securities Exchange Act of 1934, as amended, the Company shall use its commercially reasonable efforts to cause the Warrant Shares to be listed on any national securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed.
(v)   Any Warrant Shares shall be subject to that certain Registration Rights Agreement (the “Registration Rights Agreement”) between the Holder and the Company dated on or about the date hereof, as such Registration Rights Agreement may be amended.
(vi)   The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
(f)   Conditional Exercise.   Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(g)   Reservation of Shares.   During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
4.   Effect of Certain Events on Warrant Shares.
(a)   Adjustment to Warrant Shares Upon Reorganization, Reclassification, Consolidation, or Merger.   In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up, or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock and which does not result in a Change of Control of the Issuer, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder‘s rights under this Warrant to insure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transaction. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction that does not result in a Change of Control of the Issuer unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(a), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(a) with respect to this Warrant.
(b)   With respect to any of such reorganization, reclassification, consolidation, merger, sale, or similar transaction that results in a Change of Control (as such term is defined in the Management Agreement), (x) each Warrant that has vested prior to the effective time of such transaction shall, immediately prior to such transaction, be cancelled and converted into the right to receive the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such transaction in accordance with Section 3(b)(ii) and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant)

and (y) any Unvested Warrant at the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction shall vest immediately prior to the effectiveness of the Change of Control.
(c)   Certificate as to Adjustment.
(i)   As promptly as reasonably practicable following any adjustment of the kind of Warrant Shares pursuant to the provisions of Section 4(a), but in any event not later than ten (10) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)   As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the amount of other shares of stock, securities, or assets then issuable upon exercise of the Warrant and the Exercise Price thereof.
(d)   Notices.   In the event:
(i)   that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(ii)   of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or
(iii)   of the voluntary or involuntary dissolution, liquidation, or winding-up of the Company;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting, or consent or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.
5.   Purchase Rights.   In addition to any adjustments pursuant to Section 4(a) above, if at any time the Company grants, issues or sells any shares of Common Stock, Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance, or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights. Anything herein to the contrary notwithstanding, the Holder shall not be entitled to the Purchase Rights granted herein with respect to any Excluded Issuance.
6.   Transfer of Warrant.   Neither this Warrant nor any of the rights, interests or obligations under this Warrant shall be assigned, in whole or in part, by operation of law or otherwise by any Holder without the prior written consent of the Company, which consent may be withheld, delayed or conditioned. Notwithstanding the foregoing or anything to the contrary herein, the Holder may assign the rights, interests or obligations under this Warrant to any equity member of the Holder (or their affiliates) without the consent of the Company. Any purported assignment not in compliance with the terms of this Section 6 shall be null and void.
7.   Holder Not Deemed a Stockholder; Limitations on Liability.   Except as otherwise specifically provided herein (including without limitation Section 5), prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7 the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
8.   Division and Combination.   Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.
9.   No Impairment.   The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.
10.   Compliance with the Securities Act.
(a)   Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act), to the extent applicable may be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE

UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND, IF THE COMPANY REASONABLY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
(b)   Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)   The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)   The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)   The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.
11.   Warrant Register.   The Transfer Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the original issuance of the Warrant and any assignment, division, combination, or other transfer of the Warrant. The Company and the Transfer Agent may deem and treat the Person in whose name the Warrant is registered on such Warrant Register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination, or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
12.   Notices.   All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).
If to the Company:	2332 Galiano Street, 2nd Floor Coral Gables, Florida 33134 Email: joel@ionicdigital.com Attention: Joel Block, CFO
with a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Email: echange@cgsh.com Attention: Elizabeth A. Chang

If to the Holder:	1101 Brickell Ave., N-1500 Miami, Florida 33131 Email: legalteam@hut8.io and asher@usbitcoin.com Attention: Asher Genoot
with a copy to:	Brown Rudnick LLP 7 Times Square, New York, NY 10036 Email: jfitzsimons@brownrudnick.com Attention: Jonathan Fitzsimons
13.   Voting.   For so long as the Management Agreement remains in full force and effect, the Holder, in its capacity as stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Holder shall vote (or execute and return a written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to ), all Warrant Shares owned by the Holder as of the record date for such meeting (or the date that any written consent is executed by the Holder) in accordance with the recommendations of the board of directors of the Company. The Holder hereby grants an irrevocable proxy to vote the Warrant Shares owned by the Holder as provided in this Section 13, provided, however, that such irrevocable proxy shall terminate and be of no further force or effect immediately upon the termination or expiration of the Management Agreement.
14.   Cumulative Remedies.   Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity, or otherwise.
15.   Equitable Relief.   Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.
16.   Entire Agreement.   This Warrant, together with the Registration Rights Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Registration Rights Agreement, the statements in the body of this Warrant shall control.
17.   Successor and Assigns.   This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
18.   No Third-Party Beneficiaries.   This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.
19.   Headings.   The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
20.   Amendment and Modification; Waiver.   Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
21.   Severability.   If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
22.   Governing Law and Submission to Jurisdiction.   This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in such court has been brought in an inconvenient forum.
23.   Waiver of Jury Trial.   Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
24.   Counterparts.   This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
25.   No Strict Construction.   This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.
IONIC DIGITAL INC.
By:

Name:
Title:
Accepted and agreed,
U.S. DATA MANAGEMENT GROUP, LLC
By:

Name:
Title:
Signature Page
Warrant Agreement 1